Exhibit 99.1

American Campus Communities, Inc. Reports Third Quarter 2008 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--October 28, 2008--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2008.

Highlights

  Increased same store wholly-owned occupancy for the 2008–2009 academic year to 96.3 percent, compared to 95.5 percent for the previous academic year.
  Achieved an average rental rate increase at same store wholly-owned properties of 3.4 percent for the 2008–2009 academic year.
  Increased same store wholly-owned net operating income ("NOI") by 1.3 percent over the third quarter 2007. Excluding $0.4 million of charges related to hurricane damage, the NOI increase for same store wholly-owned properties was 4.0 percent.
  Quarterly FFOM of $6.4 million, or $0.15 per fully diluted share, compared to $5.9 million, or $0.23 per fully diluted share, in the third quarter prior year. These results were impacted by the GMH acquisition and related transition costs.
  Completed construction on Vista del Sol, the 1,866 bed owned ACE development at Arizona State University, which opened 100 percent occupied. The property is currently 76.7 percent applied for and 53.7 percent leased for the upcoming 2009-2010 academic year with an average rental rate increase of 4.6 percent.
  Completed construction on Villas at Chestnut Ridge, the 552-bed owned development serving students attending the State University of New York, Buffalo, which opened 99 percent occupied.
  Completed construction on two third-party on-campus communities totaling 1,077 beds at the University of Hawaii, Manoa and Concordia University in Austin, TX.
  Secured $221 million third-party bond financing and commenced construction on Phase III of the University of California, Irvine development project.

Third Quarter 2008 Operating Results

Revenue for the 2008 third quarter totaled $72.1 million, up 97.5 percent from $36.5 million in the 2007 third quarter as a result of the GMH acquisition and other growth properties. Net loss per fully diluted share was $0.31 or $13.1 million and $0.10 or $2.4 million for the third quarters of 2008 and 2007, respectively, an increase primarily due to anticipated merger related expenses. FFO for the third quarter of 2008 totaled $5.1 million, or $0.12 per fully diluted share, compared with $5.2 million, or $0.21 per fully diluted share, for the same period in 2007. FFOM for the 2008 third quarter totaled $6.4 million, or $0.15 per fully diluted share, compared with $5.9 million, or $0.23 per fully diluted share, for the third quarter 2007. A reconciliation of FFO and FFOM to net loss is shown on Table 3.

The company’s third quarter 2008 financial results reflect the issuance of 9.2 million shares of common stock in an April 2008 equity offering as well as 5.4 million shares of common stock issued upon the closing of the company’s acquisition of GMH on June 11, 2008. The quarterly results were also impacted by transition costs associated with the acquisition.

NOI for same store wholly-owned properties was $13.9 million in the quarter, up 1.3 percent from $13.7 million in the 2007 third quarter. Excluding $0.4 million of charges incurred during the third quarter 2008 related to recent hurricanes, NOI for same store wholly-owned properties increased by 4.0 percent over the same quarter prior year. NOI for the total wholly-owned property portfolio increased 59.8 percent to $22.5 million for the quarter from $14.1 million in the comparable period of 2007, primarily due to the acquisition of the GMH student housing platform.

“We are pleased with the positive operational results in our core business,” said ACC CEO Bill Bayless. “Our third quarter financial results were significantly impacted by anticipated GMH transaction costs, the seasonality of our annual turn expenses, and the accounting impact of moving from GMH’s revenue recognition method to our own. Given the fundamentals of both our core portfolio and the recently acquired GMH assets, we believe the current consensus FFOM estimate for 2009 of $1.65 is reasonable.”

Owned Portfolio Update

For the 2008–2009 academic year, the GMH portfolio is 87.8 percent occupied compared to 90.3 percent for the prior academic year. Rental rates were flat compared to the prior academic year.

The company has set initial average rental rates for the upcoming 2009-2010 academic year. At the ACC core properties, the initial rental rates were set at 3.0 percent above current in-place rents. At the properties acquired from GMH, initial rental rates were set at approximately 1.6 percent above current in-place rents.

As of September 30, construction on Barrett Honors College, the second phase of the ACE development at ASU, was 36 percent complete. Occupancy is anticipated to occur in August 2009.

Third-Party Services Update

The company increased third-party development and management revenue to $6.6 million compared to $2.0 million for the same quarter prior year, primarily due to the closing of Phase III at the University of California, Irvine, and management contracts assumed from GMH. Construction on Phase III of the University of California, Irvine project commenced in August 2008, with occupancy anticipated to occur in August 2010. This project consists of 1,198 undergraduate beds, 565 graduate beds, a 1,815-space parking structure, and is designed to target gold certification standards on the LEED Green Building Rating System. This $221 million project is the largest single phase development in the company’s history.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss third quarter results and the 2008 outlook on Wednesday, October 29, 2008 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866-770-7129 passcode 36116763 at least five minutes prior to the call.

To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning two hours after the end of the call until November 5, 2008 by dialing 888-286-8010 or 617-801-6888 passcode 61325020. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com. Additionally, the call can be downloaded as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest developer, owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 86 student housing properties containing approximately 52,800 beds. The company also owns a minority interest in 21 joint venture properties containing 12,100 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 142 properties with approximately 90,100 beds. Additional information is available at www.studenthousing.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1 American Campus Communities, Inc. and Subsidiaries Consolidated Balance Sheets (dollars in thousands)

	September 30, 2008	December 31, 2007
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$1,979,090	$947,062
On-campus participating properties, net	70,313	72,905
Investments in real estate, net	2,049,403	1,019,967

Cash and cash equivalents	37,300	12,073
Restricted cash	30,183	13,855
Student contracts receivable, net	4,806	3,657
Other assets	70,110	26,744

Total assets	$2,191,802	$1,076,296

Liabilities and stockholders’ equity
Liabilities:
Secured debt	$1,154,376	$533,430
Senior secured term loan	100,000	-
Unsecured revolving credit facility	-	9,600
Accounts payable and accrued expenses	39,213	14,360
Other liabilities	61,744	43,278
Total liabilities	1,355,333	600,668

Minority interests	29,038	31,251

Stockholders’ equity:
Preferred stock	131	-
Common stock	422	273
Additional paid in capital	903,003	494,160
Accumulated earnings and distributions	(94,021)	(48,181)
Accumulated other comprehensive loss	(2,104)	(1,875)
Total stockholders’ equity	807,431	444,377

Total liabilities and stockholders’ equity	$2,191,802	$1,076,296

Table 2 American Campus Communities, Inc. and Subsidiaries Consolidated Statements of Operations (unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007		2008	2007
Revenues:
Wholly-owned properties	$60,663	$30,045		$129,638	$85,197
On-campus participating properties	4,301	4,083		14,993	14,160
Third-party development services	4,519	1,383		6,898	2,434
Third-party management services	2,041	627		4,185	1,999
Resident services	610	380		1,409	1,044
Total revenues	72,134	36,518		157,123	104,834

Operating expenses:
Wholly-owned properties	38,812	16,368		69,435	41,276
On-campus participating properties	3,274	2,317		8,068	6,842
Third-party development and management services	3,277	1,484		7,713	3,925
General and administrative	3,191	2,286	(1)	8,562	15,804	(1)
Depreciation and amortization	18,148	7,797		37,291	22,535
Ground/facility leases	508	473		1,235	1,263
Total operating expenses	67,210	30,725		132,304	91,645

Operating income	4,924	5,793		24,819	13,189

Nonoperating income and (expenses):
Interest income	244	221		1,048	1,242
Interest expense	(17,022)	(7,560)		(32,734)	(20,940)
Amortization of deferred financing costs	(832)	(324)		(1,591)	(936)
Loss from unconsolidated joint ventures	(926)	-		(1,181)	-
Other nonoperating income	486	-		486	-
Total nonoperating expenses	(18,050)	(7,663)		(33,972)	(20,634)

Loss before income taxes, minority interests, and discontinued operations	(13,126)	(1,870)		(9,153)	(7,445)
Income tax provision	(128)	(576)	(2)	(261)	(696)	(2)
Minority interests	275	77		(198)	309
Loss from continuing operations	(12,979)	(2,369)		(9,612)	(7,832)

Discontinued operations:
Loss attributable to discontinued operations	(115)	-		(23)	-

Net loss	$(13,094)	$(2,369)		$(9,635)	$(7,832)

Net loss per share - Basic	$(0.31)	$(0.10)		$(0.27)	$(0.34)
Net loss per share - Diluted	$(0.31)	$(0.10)		$(0.26)	$(0.33)

Weighted-average common shares outstanding:
Basic	42,314,175	23,563,651		35,139,189	23,261,475
Diluted	43,577,493	25,320,144		36,549,728	25,273,845

(1) Includes a compensation charge of $0.5 million and $10.4 million, or $0.02 and $0.41 per fully diluted share, for the three and nine months ended September 30, 2007, respectively, related to the company’s 2004 Outperformance Bonus Plan.

(2) Includes the write-off of the company’s deferred tax asset of $0.5 million, or $0.02 per fully diluted share, both for the three and nine month periods ended September 30, 2007, related to the compensation charge recorded for the 2004 Outperformance Bonus Plan.

Table 3 American Campus Communities, Inc. and Subsidiaries Calculation of FFO and FFOM (unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net loss	$(13,094)	$(2,369)	$(9,635)	$(7,832)
Minority interests	(275)	(77)	198	(309)
Loss from unconsolidated joint ventures	926	-	1,181	-
FFO from unconsolidated joint ventures (1)	(216)	-	(355)	-
Real estate related depreciation and amortization	17,771	7,675	36,562	22,144
Funds from operations (“FFO”)	5,112	5,229	27,951	14,003
Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net loss from on-campus participating properties	1,780	1,102	1,454	1,208
Amortization of investment in on-campus participating properties	(1,087)	(1,068)	(3,230)	(3,194)
FFO from Hampton Roads unconsolidated joint venture (2)	(22)	-	187	-
	5,783	5,263	26,362	12,017
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	383	473	1,110	1,263
Management fees	206	189	696	652
Impact of on-campus participating properties	589	662	1,806	1,915
Funds from operations—modified for operational performance of on-campus participating properties (“FFOM”)	6,372	5,925	28,168	13,932
Compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan	-	973	-	10,907
FFOM, excluding compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan	$6,372	$6,898	$28,168	$24,839
FFO per share - diluted	$0.12	$0.21	$0.76	$0.55
FFOM per share - diluted	$0.15	$0.23	$0.76	$0.55
FFOM per share, excluding compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan – diluted	$0.15	$0.27	$0.76	$0.98
Weighted average common shares outstanding - diluted	43,860,667	25,493,713	36,827,477	25,437,569

(1) Represents our share of the FFO from three joint ventures in which we are a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures formed or assumed as part of the company's acquisition of GMH.

(2) Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3) 50% of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures.  Represents amounts accrued for interim periods.

CONTACT:
American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000